UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 21, 2017 (August 16, 2017)

JOHNSON CONTROLS INTERNATIONAL PLC
__________________________________________
(Exact name of registrant as specified in its charter)

Ireland	001-13836	98-0390500
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Albert Quay
Cork, Ireland
(Address of Principal Executive Offices)

Registrant's Telephone Number, including Area Code: 353-21-423-5000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Transition of Chairman and Chief Executive Officer
As previously disclosed, in connection with the consummation of the merger (the “merger”) involving Johnson Controls, Inc. and Tyco International plc, the Board of Directors (the “Board”) of Johnson Controls International plc (the “Company”) appointed Alex A. Molinaroli as Chief Executive Officer of the Company and George R. Oliver as President and Chief Operating Officer of the Company, and determined that Mr. Oliver would succeed Mr. Molinaroli as Chief Executive Officer on March 2, 2018, the 18-month anniversary of the effective time of the merger. At that time, Mr. Molinaroli would become the Executive Chairman and would serve in such role for 12 months, after which Mr. Oliver would become Chairman and Chief Executive Officer of the Company.
On August 21, 2017, the Company announced that the Board has determined to accelerate the transition of the roles of Chairman and Chief Executive Officer of the Company, such that Mr. Oliver will become Chairman and Chief Executive Officer of the Company effective as of September 1, 2017. In addition, Mr. Molinaroli will cease to serve as a member of the Board of Directors of the Company as of September 1, 2017.
In connection with Mr. Molinaroli’s termination of employment, he will be eligible to receive severance benefits in accordance with his existing Change of Control Agreement, dated January 24, 2016 and amended April 1, 2016, including cash severance and pro rata bonus payments of approximately $63 million (as required by his agreement, Mr. Molinaroli’s severance and prorated bonus are calculated based on Mr. Molinaroli’s 2016 incentive compensation data; the data used in the Company’s most recent proxy statement did not include a prorated bonus calculation because it assumed departure at the end of the fiscal year consistent with SEC rules). In addition, he is entitled to receive the lump sum value of the employer non-matching contributions he would have accrued through September 2, 2018 (the second anniversary of the merger) under the Johnson Controls’ 401(k) plan and the Johnson Controls' Retirement Restoration Plan, and continued medical and welfare benefits until September 2, 2018. In addition, Mr. Molinaroli will be eligible to receive full or partial vesting of specified equity awards according to the terms of the award agreements (although he will forfeit the restricted share unit award of the Company having an aggregate grant date fair value equal to $20 million that the Company granted on September 8, 2016 in connection with the merger).
Mr. Molinaroli is subject to a customary covenant not to compete with the Company or solicit employees of the Company for specified periods after his departure.
The biographical information for Mr. Oliver was previously reported under the caption “Executive Officers of the Registrant” on page 27 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016, filed with the Securities Exchange Commission on November 23, 2016, and is incorporated herein by reference as Exhibit 99.2. There are no family relationships or transactions with respect to Mr. Oliver that would need to be disclosed under Items 401(d) or 404(a) of Regulation S-K.
Resignation of Jeffrey Joerres
On August 16, 2017, Jeffrey Joerres resigned from the Board. Mr. Joerres’ resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. On August 17, 2017, the Board designated Jürgen Tinggren to replace Mr. Joerres as lead director. On August 17, 2017, W. Roy Dunbar was appointed as a member of the Compensation Committee of the Board and Michael E. Daniels was appointed to replace Mr. Joerres as Chairman of the Compensation Committee of the Board.

Item 8.01    Other Events

On August 21, 2017, the Company issued a press release announcing the appointment of Mr. Oliver as Chairman and Chief Executive Officer effective as of September 1, 2017, the resignation of Mr. Joerres and the designation of Mr. Tinggren as lead director. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description

99.1	Press Release, dated August 21, 2017

99.2
The biographical information for Mr. Oliver set forth under the caption “Executive Officers of the Registrant” on page 27 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016, filed with the Securities and Exchange Commission on November 23, 2016, is incorporated herein by reference.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHNSON CONTROLS INTERNATIONAL PLC

Date: August 21, 2017	By:	/s/ Matthew R.A. Heiman
	Name:	Matthew R.A. Heiman
	Title:	Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated August 21, 2017

99.2
The biographical information for Mr. Oliver set forth under the caption “Executive Officers of the Registrant” on page 27 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016, filed with the Securities and Exchange Commission on November 23, 2016, is incorporated herein by reference.